Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Form S-8’s (Nos. 333-226895, 333-212261, 333-176059, and 333-265600) and Form S-3 (No. 333-260202) of our reports dated March 6, 2023, relating to the financial statements and the related notes and schedules listed in the Index at Item 15 of Stagwell Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
New York, NY
March 6, 2023